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EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-08847) pertaining to the Lark Sequencing Technologies, Inc. 1990 Stock Option Plan, Form S-8 (No. 333-35675) pertaining to the Lark Technologies, Inc. 1997 Nonqualified Stock Option Plan for Non-Employee Directors, Form S-8 (No.333-46280) pertaining to the Lark Technologies, Inc. 2000 Stock Option Plan and Form S-8 (No. 333-102386) pertaining to the Lark Technologies, Inc. 2002 Stock Option Plan of our report dated March 1, 2004 with respect to the financial statements of Lark Technologies, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2003.

                                     /s/ ERNST & YOUNG LLP

Houston, Texas
March 29, 2004